Exhibit 10.28

DISTRIBUTOR

PURCHASING AGREEMENT

THIS AGREEMENT is made this 6 day of June , 2007 by and between Specialty Medical Supplies located at 3882 NW 124th Ave, Coral Springs, FL 33065 (hereinafter “SMS”) and Certified Diabetic Services, Inc. located at 3030 Horseshoe Drive South, Suite 200, Naples, FL 34104 (hereinafter Distributor”)

RECITALS:

SMS is a manufacturer of the “SureChek” blood glucose monitor and test strips, “Safety Seal” lancets, other lancets, lancing devices and other related products (hereinafter “Products”), which Distributor desires to purchase on a regular basis and to assure itself a continued source of these Products.

Distributor by definition in this agreement is a party to agreements with the Centers for Medicare and Medicaid Services (CMS) concerning Medicare Reimbursement and may also have similar agreements with Managed Health Care Plans. As such, Distributor accepts Medicare/Medicaid assignment and process’s Medicare paperwork on behalf of the End-user. Distributor may also process paperwork and perform similar services on behalf of the End user for Managed Health Care Plans.

1.	PRICING AND PURCHASING. To maintain pricing as set forth in Exhibit A, Distributor shall purchase the Products on the basis and pricing as set forth on Exhibit A and as set forth in this paragraph. Payment for all orders that are placed and received by Distributor will be net 90 days. Distributor shall issue purchase commitments for three-month periods during the term of this agreement. Such three-month purchase commitments shall be received by SMS not later than sixty (60) days prior to commencement of the three-month period. Distributor agrees that to maintain pricing, by the ninth (9th) month following the signature date of this contract it shall purchase at least * boxes of test strips on a monthly basis for the remainder of this contract. If Distributor’s volume does not reach the required * boxes of SureChek test strips on a monthly basis by the ninth (9th) month following the execution of the contract, Distributor and SMS shall meet and agree on pricing going forward. Notwithstanding the pricing as set forth in Exhibit A, if Distributor receives a bona fide offer to purchase the Products at a price that is less than the price set forth in Exhibit A of this agreement for similar quality and features which are purchased in similar quantities to those set forth in this paragraph, with similar terms, SMS shall have the option to meet such new pricing within thirty (30) days as set forth in a bona fide written offer to Distributor and forwarded to SMS.

2.	TERM. This Agreement shall commence on the effective date hereof and shall extend for a period of three (3) years and shall automatically renew for a successive three (3) year term, unless terminated as per the terms stated in # 8 below of this agreement.

3.	CONFIDENTIALITY. Each party hereto agrees that confidential information, including pricing, purchasing ratios and payment terms, shared between the parties shall not be divulged by either party.

4.	LIABILITY AND WARRANTIES. SMS shall indemnify and hold harmless Distributor and its affiliates, officers, directors, employees and agents from any claims, losses, liabilities and damages of any nature arising out of any product liability or other claim relating to a defect in the Products except with respect to claims based on Distributor’s misrepresentations regarding the Products. Distributor shall indemnify and hold SMS its officers, directors, employees and agents harmless from any claims, losses, liabilities and damages of any nature arising out of material misrepresentations of the Products by Distributor.

5.	INSURANCE. SMS shall have and maintain in force during the term of this Agreement Comprehensive General Liability Insurance coverage’s, on an occurrence basis, with a minimum combined single limit per occurrence of One Million Dollars ($1,000,000) and a minimum combined single aggregate limit of Three Million Dollars ($3,000,000). This coverage shall be endorsed to name Distributor as additional insured.

*	Redacted materials have been omitted pursuant to a Confidential Treatment Request filed under 17 C.F.R. § 230.406. The omitted materials have been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

6.	BINDING EFFECT. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereto shall be assigned by either party without the prior written consent of the other.

7.	PRODUCT PROMOTION. Distributor as defined above in this agreement agrees to offer the Products to its new and existing end user customers. Distributor will not resell the products to any supplier, wholesaler or any party other than its end users unless such distribution is approved in writing by SMS.

8.	TERMINATION. Either party may terminate this Agreement for cause effective ninety (90) days from the date of notice of breach of this Agreement by the other party, or there is a failure to cure such breach within a curative period. Upon notice by one party to the other party of a breach of this Agreement, the alleged breaching party shall have sixty (60) days to cure the alleged breaches of this Agreement. Upon failure of the alleged breaching party to cure the default, the termination shall continue to be effective ninety (90) days from receipt of notice of breach. Should the alleged breaching party cure the breach within sixty (60) days cure period, the termination notice shall be withdrawn, and the Agreement shall continue in full force and effect for the remainder of the terms and any renewal terms in accordance with this Agreement. In the event this agreement is terminated as provided herein, Distributor shall be required to complete the then existing purchase commitments and any outstanding monetary amounts, including all terms and conditions as stated in Section #1 of this agreement, shall become immediately due.

9.	ENTIRE AGREEMENTWAIVER AND MODIFICATION. This Agreement contains the entire understanding of the parties regarding the sale of products by SMS to Distributor. No cancellation, modification amendment, deletion, addition or other change in this Agreement or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in writing, signed by the party to be bound thereby. No waiver of any right in respect to any occurrence or event on one occasion shall be deemed a waiver of such rights or remedy in respect of such occurrence or event on any other occasion. All prior agreements between the parties hereof, whether oral or in writing, are hereby superseded by the terms and conditions of this Agreement. Any prior contract between the said parties, as well as any amendment(s) thereto, shall be null and void as of the effective date of this Agreement.

10.	CONTROLLING LAW. All questions concerning the validity and operation of this Agreement and the performance of the obligations imposed upon the parties hereunder will be governed by the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on June 7, 2007 to be effective as o the day and year first above written.

Specialty Medical Supplies - SMS

By:	/s/ Charles D. Starney
Print Name:	Charles D. Starney
Title:	President SMS

Certified Diabetic Services, Inc.

By:	/s/ Lowell M. Fisher
Print Name:	Lowell M. Fisher
Title:	Chairman & CEO

EXHIBIT A

Certified Diabetic Services
	GENERAL PRICING		SPECIAL PRICING	PURCHASING COMMITMENTS
PRODUCTS**	$$ PRICES Ea.	RATIOS	$$ PRICES Ea.		RATIOS
Lancets:
Safety Seal Lancets
28gauge box 100	*		*
30gauge box 100	*		*
Assure Lancets box 100	*		*
EZ & Cap Lancets box 100	*		*
Safety—Let Lancets box 100	*		*
3ullseye Safety lancets box 100	*		*
Lancing Devices:	*
Universal	*		*
Safety-Let
Clear Cap

SureChek Products:
Glucose Monitor	*		*
SureChekTest Strips 50 Ct.	*		*	*	*
SureChek Control Solution	*		*

Generic Control Solutions:	*		*

Acohol Prep Pads:			*
100ct.	*		*
200ct.	*		*

**	Products may be labeled as Certified’s choice and agreed to by SMS.

*	Redacted materials have been omitted pursuant to a Confidential Treatment Request filed under 17 C.F.R. § 230.406. The omitted materials have been filed separately with the Office of the Secretary of the Securities and Exchange Commission.